SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)     MAY 30, 2003
                                                 ------------------------


                            INTERPHARM HOLDINGS, INC.

               (Exact name of Registrant as specified in charter)

     Delaware                     0-22710                    13-3673965

(State or other jurisdic-       (Commission                 (IRS Employer
 tion of incorporation)          File Number)             Identification No.)



                     69 Mall Drive, Commack, New York           11725
       ------------------------------------------------------------------

                (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code:    (631) 543-2800
                                                       ----------------

                                Atec Group, Inc.
  ----------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITIONS AND DISPOSITIONS

           On May 30, 2003, Atec Group, Inc., a Delaware corporation ("Atec"), completed the previously announced sale of its computer operations to Baar Group, Inc. ("Baar"), which also assumed substantially all of Atec's liabilities. The owners of Baar are the following former members of Atec's management: Ashok Rametra, Balwinder ("B.J.") Singh Bathla, Rajnish Rametra, and Arvin Gulati. Ashok Rametra and Rajnish Rametra are brothers of Surinder Rametra, Atec's former Chairman. On the same day, Atec also completed the previously announced acquisition of all the capital stock of Interpharm, Inc., a New York corporation, making it a wholly owned subsidiary, and changed its name to Interpharm Holdings, Inc. (the "Company"). Interpharm, Inc. is a manufacturer and distributor of generic pharmaceuticals based in Long Island, New York.

           The previous owners of the Interpharm, Inc. capital stock are Raj Sutaria, Mona Rametra, Ravi Sutaria, and Perry Sutaria. Mona Rametra is the daughter-in-law of Surinder Rametra, Atec's former Chairman and a member of its Board. Surinder Rametra is also a member of the Company's current Board of Directors. Mona Rametra is also the daughter of Dr. Maganlal K. Sutaria, the Chairman of the Board of the Company. Although Dr. Sutaria did not own any Interpharm, Inc. stock, his other two children (i.e. Mona Rametra's brothers) and his nephew, Ravi Sutaria, owned the balance of Interpharm, Inc.'s common stock. Ravi Sutaria is the son of Bhupatlal K. Sutaria, the Company's President and a member of its Board of Directors.

           In consideration for the sale of the Atec computer operations to Baar, the Company received proceeds of approximately $2.7 million, and Baar assumed approximately $2.6 million in liabilities. The proceeds consisted of promissory notes in the aggregate amount of $1.75 million and cash of approximately $.9 million. This figure is based upon a base purchase price of $4,278,184, less $569,332 in closing adjustments.

           In exchange for the capital stock of Interpharm, Inc., the Company issued the Interpharm, Inc. shareholders 6,151,178 shares of the Company's Common Stock and 2,050,393 shares of the Company's new Series K Convertible Preferred Stock. A complete description of the Series K Stock may be found in the Company's definitive proxy materials filed with the Securities and Exchange Commission (the "SEC") on May 2, 2003.

           A complete description of the terms of the Baar transaction and the acquisition of Interpharm, Inc., are contained in the Company proxy materials filed with the SEC on May 2, 2003, and the Baar and Interpharm, Inc. agreements annexed thereto.

ITEM 4.    CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

           On June 9, 2003, the Company dismissed Weinick Sanders Leventhal & Co., LLP ("WSLCO") as its independent accountant. WSLCO had been previously engaged as the principal accountant to audit the Company's financial statements. The reason for the termination was that the Company recently acquired Interpharm, Inc., which is its primary business unit and which has been audited by the firm of Marcum & Kleigman LLP. The Company believes that it is in its best interests to have Marcum & Kleigman LLP continue to work with Interpharm.

           WSLCO's report on the Company's financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

           The decision to change accountants was recommended by the Company's Board of Directors and approved by the Audit Committee of the Company's Board of Directors.

           During the Company's two most recent fiscal years, and the subsequent interim periods, prior to June 9, 2003, there were no disagreements with WSLCO on any matter of accounting principles or practices, financial statement disclosure, auditing scope, or procedure, which disagreements, if not resolved to the satisfaction of WSLCO, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

           On June 11, 2003, the Company retained Marcum & Kleigman LLP as its new independent accountant. Marcum & Kleigman LLP is located at 130 Crossways Park Drive, Woodbury, New York 11797.

ITEM 5.      OTHER EVENTS AND REGULATION FD DISCLOSURE.

           On May 30, 2003, Interpharm Holdings, Inc. issued the press release annexed hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS







                                                 INTERPHARM, INC. AND SUBSIDIARY

                                                                        CONTENTS
--------------------------------------------------------------------------------
                                                                           PAGE

ITEM 7(A) FINANCIAL STATEMENTS

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  Condensed Consolidated Balance Sheets                                 F-1-F-2
  Condensed Consolidated Statements of Income                               F-3
  Condensed Consolidated Statements of Comprehensive Income                 F-4
  Condensed Consolidated Statements of Cash Flows                       F-5-F-6


NOTES TO UNAUDITED CONDENSED CONSOLIDATED
 FINANCIAL STATEMENTS                                                  F-7-F-14


ITEM 7(B) PROFORMA FINANCIAL INFORMATION
  Introduction to Unaudited Condensed Consolidated Balance Sheet            F-15

  Unaudited Proforma Condensed Consolidated Balance Sheet
   at March 31, 2003                                                       F-16
  Proforma Balance Sheet Adjustments                                   F-17-F-18
  Unaudited Proforma Earnings Per Share Data                           F-18-F-19


                                                 INTERPHARM, INC. AND SUBSIDIARY

                                           CONDENSED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                     ASSETS


                                                        (Unaudited)    (Audited)
                                                          March 31,   December 31,
                                                            2003         2002
                                                     -----------------------------
CURRENT ASSETS
     Cash and cash equivalents                          $   218,697   $   105,789
     Marketable securities, at fair market value             41,328        35,993
     Accounts receivable, less allowance for doubtful
          accounts of $47,776 in 2003 and 2002            5,043,363     4,158,141
     Inventories                                          3,293,917     3,389,099
     Prepaid expenses and other current assets              116,978        71,478
     Deferred tax asset                                      60,500        60,000
                                                        -----------   -----------


          Total Current Assets                            8,774,783     7,820,500


     Property and equipment, net                          3,392,113     3,358,968
     Deferred tax asset                                        --           7,500
     Security deposits                                       11,379        11,379
     Deferred acquisition costs                             103,564          --
                                                        -----------   -----------


          TOTAL ASSETS                                  $12,281,839   $11,198,347
                                                        ===========   ===========

                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED
                                              CONSOLIDATED FINANCIAL STATEMENTS.




                                                 INTERPHARM, INC. AND SUBSIDIARY

                                           CONDENSED CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------------------------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                         (Unaudited)       (Audited)
                                                           March 31,      December 31,
                                                             2003             2002
                                                        -------------------------------
CURRENT LIABILITIES
  Line of credit, bank                                    $  2,064,793   $    964,793
  Current maturities of bank notes payable                     237,482        263,383
  Accounts payable, accrued expenses, and other
   current liabilities                                       3,543,632      4,014,525
  Due to related party                                         345,563        304,750
                                                          ------------   ------------

        Total Current Liabilities                            6,191,470      5,547,451
                                                          ------------   ------------

OTHER LIABILITIES
  Bank notes payable, less current maturities                  289,317        335,754
  Due to related party                                       3,000,000      3,000,000
                                                          ------------   ------------

        Total Other Liabilities                              3,289,317      3,335,754
                                                          ------------   ------------

        TOTAL LIABILITIES                                    9,480,787      8,883,205
                                                          ------------   ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock, $.001 par value, 1,000,000 shares
    authorized, none issued and outstanding                       --             --
  Common stock, $.001 par value, 10,000,000 shares
    authorized, 4,000,000 shares issued and outstanding          4,000          4,000
  Additional paid-in capital                                 2,366,000      2,366,000
  Accumulated other comprehensive income (loss)                  4,445           (890)
  Retained earnings (accumulated deficit)                      426,607        (53,968)
                                                          ------------   ------------

        TOTAL STOCKHOLDERS' EQUITY                           2,801,052      2,315,142
                                                          ------------   ------------

        TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                              $ 12,281,839   $ 11,198,347
                                                          ============   ============

                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED
                                              CONSOLIDATED FINANCIAL STATEMENTS.




                                                  INTERPHARM, INC.AND SUBSIDIARY

                                     CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                                                     (UNAUDITED)

                              For the Three Months Ended March 31, 2003 and 2002
--------------------------------------------------------------------------------


                                                          2003          2002
                                                     ---------------------------

SALES, Net                                           $ 7,191,002    $ 5,888,788

COST OF SALES (including $102,000 of related party
     rent expense during the three months ended
     March 31, 2003 and 2002)                          5,824,712      4,802,487
                                                     -----------    -----------

        GROSS PROFIT                                   1,366,290      1,086,301
                                                     -----------    -----------

OPERATING EXPENSES
  Selling, general and administrative expenses           502,552        445,385
  Related party rent expense                              18,000         18,000
  Research and development                                43,450           --
                                                     -----------    -----------

        TOTAL OPERATING EXPENSES                         564,002        463,385
                                                     -----------    -----------

        OPERATING INCOME                                 802,288        622,916
                                                     -----------    -----------

OTHER EXPENSES
    Related party interest expense                       (40,812)       (47,032)
    Interest expense                                     (28,451)       (26,495)
                                                     -----------    -----------

        TOTAL OTHER EXPENSES                             (69,263)       (73,527)
                                                     -----------    -----------

        INCOME BEFORE  INCOME TAXES                      733,025        549,389

INCOME TAXES                                             252,450        177,900
                                                     -----------    -----------

        NET INCOME                                   $   480,575    $   371,489
                                                     ===========    ===========


                 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED
                                              CONSOLIDATED FINANCIAL STATEMENTS.




                                                  INTERPHARM, INC.AND SUBSIDIARY

                              CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE
                                                              INCOME (UNAUDITED)

                              For the Three Months Ended March 31, 2003 and 2002
--------------------------------------------------------------------------------


                                                             2003        2002
                                                          ---------   ---------

NET INCOME                                                $ 480,575   $ 371,489


OTHER COMPREHENSIVE INCOME
  Unrealized gain (loss) on marketable securities, net        5,335        (367)
                                                          ---------   ---------


              TOTAL COMPREHENSIVE INCOME                  $ 485,910   $ 371,122
                                                          =========   =========




                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED
                                              CONSOLIDATED FINANCIAL STATEMENTS.



                                                 INTERPHARM, INC. AND SUBSIDIARY

                                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                     (UNAUDITED)

                              For the Three Months Ended March 31, 2003 and 2002
--------------------------------------------------------------------------------


                                                          2003           2002
                                                       -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                            $   480,575    $   371,489
                                                       -----------    -----------
  Adjustments to reconcile net income to net
   cash (used in)  provided by operating activities:
     Depreciation and amortization                         152,448        100,730
     Deferred tax expense                                    7,000         28,000
     Accrued interest on related party loans                40,813         35,032
  Changes in operating assets and liabilities:
     Accounts receivable                                  (885,222)      (499,180)
     Inventories                                            95,182       (527,495)
     Prepaid expenses and other current assets             (45,500)        26,133
     Accounts payable, accrued expenses and other
      current liabilities                                 (470,893)       874,224
                                                       -----------    -----------

        TOTAL ADJUSTMENTS                               (1,106,172)        37,444
                                                       -----------    -----------

        NET CASH (USED IN) PROVIDED BY
         OPERATING ACTIVITIES                             (625,597)       408,933
                                                       -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of marketable securities                           --          (19,011)
  Purchases of property and equipment                     (185,593)      (260,601)
                                                       -----------    -----------

        NET CASH USED IN
         INVESTING ACTIVITIES                             (185,593)      (279,612)
                                                       -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Deferred acquisition costs                              (103,564)          --
  Proceeds from line of credit, bank                     1,100,000           --
  Repayments of bank notes payable                         (72,338)       (59,736)
                                                       -----------    -----------

        NET CASH  PROVIDED BY (USED IN)
         FINANCING ACTIVITIES                          $   924,098    $   (59,736)
                                                       -----------    -----------


                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED
                                              CONSOLIDATED FINANCIAL STATEMENTS.




                                                 INTERPHARM, INC. AND SUBSIDIARY

                                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                          (UNAUDITED), Continued

                              For the Three Months Ended March 31, 2003 and 2002
--------------------------------------------------------------------------------


                                                             2003         2002
                                                           --------     --------
        NET INCREASE IN CASH AND
         CASH EQUIVALENTS                                  $112,908     $ 69,585

CASH AND CASH EQUIVALENTS - Beginning                       105,789      583,858
                                                           --------     --------

CASH AND CASH EQUIVALENTS - Ending                         $218,697     $653,443
                                                           ========     ========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash paid during the periods for:

        Interest                                           $171,157     $ 38,504
        Income Taxes                                       $293,516     $160,000




                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED
                                              CONSOLIDATED FINANCIAL STATEMENTS.


                                                 INTERPHARM, INC. AND SUBSIDIARY

                            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                                                     (UNAUDITED)
--------------------------------------------------------------------------------





NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        NATURE OF BUSINESS
        Interpharm, Inc. and Subsidiary (the "Company") is in the business of developing and manufacturing both prescription strength and over-the-counter generic drugs for wholesale distribution throughout the United States. The majority of the Company's sales have been derived from sales of Ibuprofen tablets in both over-the-counter and prescription strength.

        INTERIM FINANCIAL INFORMATION
        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and should be read in conjunction with Interpharm, Inc. and Subsidiary's audited financial information included in the definitive proxy statement filed by Atec Group, Inc. ("Atec"), a publicly held company, on May 2, 2003. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Such adjustments are of a normal recurring nature. Operating results for the three months ended March 31, 2003 and 2002 are not necessarily indicative of the results that may be expected for any other period or for a full fiscal year.


        PRINCIPLES OF CONSOLIDATION
        The condensed consolidated financial statements include the accounts of Interpharm, Inc. and its 50% owned Subsidiary (the "Subsidiary"); the Subsidiary purchases and supplies certain raw materials to Interpharm, Inc. The Company allocated a proportionate share of the Subsidiary's losses to the minority owner until such losses reduced the amount of minority interest to zero. Since the minority owner of the Subsidiary is not responsible to fund any losses beyond its initial investments, the Company did not allocate any additional losses to the minority owner. All significant intercompany transactions and balances have been eliminated in consolidation.

        Pursuant to an agreement with the minority owner of the Subsidiary, the Company has the right to perform the following actions on a unilateral basis without the approval of the minority owner of the Subsidiary: (i) purchase and sell, or otherwise dispose of all of the assets of the Subsidiary, (ii) negotiate all terms of asset purchases with third party vendors, (iii) establish the selling price of products sold by the Subsidiary to the Company, (iv) establish banking relationships and borrow monies from financial institutions, and (v) enter into employment agreements, and other contractual arrangements, for the benefit of the Subsidiary. Based on the above rights, the Company has deemed that it controls the Subsidiary, and therefore, has included the Subsidiary operations in the accompanying condensed consolidated financial statements (see Note 7).

                                                 INTERPHARM, INC. AND SUBSIDIARY

                            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                                                     (UNAUDITED)
--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

        REVENUE RECOGNITION
        The Company recognizes revenue upon the shipment of product. The Company records a provision for allowances, returns and other sales credits based upon a review of specific accounts and historical experience. Such provisions and credits have been recorded as a reduction of sales in the condensed consolidated statements of income.

        The Company purchases raw materials from a supplier, which are manufactured into finished goods and sold back to such supplier as well as to other customers. The Company can, and does, purchase the raw material from other suppliers. Pursuant to Emerging Issues Task Force No. 99-19, "Reporting Revenue Gross as Principal Versus Net as Agent", the Company recorded sales to, and purchases from this supplier on a gross basis. Sales and purchases were recorded on a gross basis since the Company (i) has a risk of loss associated with the raw materials purchased, (ii) converts the raw material into a finished product based upon Company developed specifications, (iii) has other sources of supply of the raw material, and (iv) has credit risk related to the sale of such product to the supplier. For the three months ended March 31, 2003 and 2002, the Company purchased raw materials from the supplier totaling $942,462 and $1,675,875, respectively and sold finished goods to such supplier totaling and $2,720,616 and $2,632,667, respectively.

        INVENTORIES
        Inventories are valued at the lower of cost (first-in, first-out basis) or market value and consist of raw materials, work in progress and finished goods. For interim financial statements, inventories are calculated using a gross profit percentage submitted by management (see
        Note 2).

        USE OF ESTIMATES IN THE FINANCIAL STATEMENTS
        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        FISCAL YEAR
        The Company is changing its fiscal year end from December 31st to June 30th.

        NEW ACCOUNTING PRONOUNCEMENTS
        In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires a

                                                 INTERPHARM, INC. AND SUBSIDIARY

                            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                                                     (UNAUDITED)
--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

        NEW ACCOUNTING PRONOUNCEMENTS, continued company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN 45 are effective for guarantees issued or modified after December 31, 2002. Adoption of the disclosure requirements were effective for interim and annual periods ending after December 15, 2002 and did not have a significant impact on the consolidated financial statements of the Company. The adoption of the initial recognition requirements of FIN 45 did not have an impact on the condensed consolidated financial position or results of operations.

        In January 2003, the FASB issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. The provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is currently evaluating the effect that the adoption of FIN 46 will have on its condensed consolidated results of operations and financial condition.

        In April 2003, FASB issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FAS 133. FAS 149 is effective for contracts entered into or modified after June 30, 2003 except for the provisions that were cleared by the FASB in prior pronouncements. The Company does not expect the adoption of this standard to have a material impact on the condensed consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments.

        o Mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets.

                                                 INTERPHARM, INC. AND SUBSIDIARY

                            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                                                     (UNAUDITED)
--------------------------------------------------------------------------------



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

        NEW ACCOUNTING PRONOUNCEMENTS, continued
        o Instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; includes put options and forward purchase contracts.

        o Obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares.

        SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has not yet completed its analysis of SFAS No. 150; however, it believes that it is currently substantially in compliance with the requirements of SFAS No. 150.


NOTE 2 - INVENTORIES

        Inventories consist of the following:


                                                  (Unaudited)        (Audited)
                                                   March  31,       December 31,
                                                     2003              2002
                                                ------------------------------

        Finished goods                          $   263,563        $   271,306
        Work in process                           1,656,840          1,705,087
        Raw materials                             1,162,703          1,195,903
        Packaging materials                         210,811            216,803
                                                -----------        -----------

               Total                             $3,293,917         $3,389,099
                                                 ==========         ==========

        At March 31, 2003, the Company allocated the components of inventory based on each components respective weighted percentage to total inventory as of December 31, 2002.


NOTE 3 - BANK DEBT

        The Company has a credit facility agreement with a bank consisting of a $2,300,000 secured line of credit (which was increased to $2,500,000 in June 2003) and a $1,500,000 non-revolving secured facility for equipment purchases referred to as bank notes. The credit facility is collateralized by substantially all assets of the Company and personally guaranteed by the company's stockholders and a relative of a stockholder. In addition, the Company must comply with certain financial covenants.

                                                 INTERPHARM, INC. AND SUBSIDIARY

                            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                                                     (UNAUDITED)
--------------------------------------------------------------------------------



NOTE 4 - CONTINGENCY

        LEGAL PROCEEDINGS
        On or about January 31, 2002, Teresa Casey and Jerry Casey, as plaintiffs, commenced a lawsuit against the Company, as defendant. Plaintiffs allege that Teresa Casey was injured as a result of ingesting guaifenesin/phenylpropanolamine of which the Company was the designer, constructor, manufacturer, producer, marketer, seller and distributor. Plaintiffs have alleged nine causes of action of product liability, tort liability, negligence, breach of implied and express warranties and violation of the Washington Consumer Protection Act. Plaintiffs seek unspecified damages, attorney's fees, prejudgment interest, punitive damages and such other relief as the court deems just. The Company has denied the material allegations of the complaint, believes it has meritorious defenses to the complaint and plans to vigorously defend the action.

        On or about August 13, 2002, the Company, as plaintiff, commenced a lawsuit against General Star Indemnity Company, G.P. Insurance Agency, Inc. and Mortsan General Agency, Inc., as defendants. The lawsuit arose from General Star's refusal to cover or defend the Company under an insurance policy with respect to the Casey action above. The Company seeks a declaratory judgment that General Star is obligated to cover and defend the action and seeks damages, costs and attorney's fees for fraud misrepresentation and other claims.

        It is reasonably possible that the Company may incur a liability as a result of the resolution of these related matters. However, these matters have not been resolved and the Company is not able to estimate the potential loss or range of potential loss that may eventually become due. Therefore, no adjustments have been made in the condensed consolidated financial statements for any amounts that may be due from or to the Company, as a result of the resolution of these matters.


NOTE 5 - RELATED PARTY TRANSACTIONS

        RELATED PARTY LEASE
        The Company leases its business premises ("Premises") from an entity controlled by three stockholders of the Company under a noncancelable lease expiring in October 2019. The Company is obligated to pay minimum annual rent of $480,000, plus property taxes, insurance, maintenance and other expenses related to the Premises.

        Upon a change in ownership of the Company, and every three years thereafter, the annual rent will be adjusted to fair market value, as determined by an independent third party.

                                                 INTERPHARM, INC. AND SUBSIDIARY

                            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                                                     (UNAUDITED)
--------------------------------------------------------------------------------



NOTE 5 - RELATED PARTY TRANSACTIONS, continued

        RELATED PARTY LEASE, continued
        Such lease does not grant the Company the option to purchase the Premises at any time during the lease term or at its termination, nor will the Company share in any proceeds that may result from sale or disposition of the Premises. Three of the stockholders of the Company purchased the Premises by making cash payments in the amount of $1,255,000 and by issuing $3,720,000 in mortgage notes. Repayment of the mortgage notes has been guaranteed for the term of the mortgage primarily by the three stockholders and secondarily by the Company. The total amount due to the bank under the mortgages totaled approximately $3,295,000 as of March 31, 2003. The terms of these mortgage notes extend through 2019. The fair value of the Premises is in excess of the future amount of payments that may be required pursuant to the terms of the guarantee.

        DUE TO RELATED PARTIES
        These balances, representing advances made by one of the Company's stockholders and its chairman, bear interest at a rate of 5% per annum. Approximately $3,000,000 of these advances have a maturity date of January 1, 2012 and the balance of these advances have no definitive repayment terms. Repayment of $3,000,000 of these advances are subordinated to the Company's bank debt.


NOTE 6 - ECONOMIC DEPENDENCY

        MAJOR CUSTOMERS
        The Company had the following customer concentrations as of March 31, 2003 and for the three months ended March 31, 2003 and 2002, respectively:

                      Sales - Percent of Revenue          Accounts Receivable
                         2003        2002                      2003
        ------------------------------------------------------------------------
        Customer A      37.8%       44.7%                    $2,391,350
        Customer B      15.9%       20.4%                       968,865
        Customer C      10.1%        6.3%                       361,623

        MAJOR SUPPLIERS
        The Company purchased materials from two suppliers totaling approximately 62% and 65% of the Company's total purchases during the three months ended March 31, 2003 and 2002, respectively. At March 31, 2003 amounts due to these suppliers, included in accounts payable, was approximately $2,076,000.

                                                 INTERPHARM, INC. AND SUBSIDIARY

                            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                                                     (UNAUDITED)
--------------------------------------------------------------------------------


NOTE 7 - SUBSEQUENT EVENTS

        On May 30, 2003, the Company's stockholders exchanged all of their shares of Company common stock, for shares of Atec Common Stock and Series K Convertible Preferred Stock ("Series K"), which totaled approximately 48% of Atec's voting securities after the transaction was consummated as follows: (i) 75% of the voting securities are Atec Common Stock, and (ii) 25% of the voting securities are Atec Series K Stock.

        Each share of Series K stock is entitled to one vote, voting as a class with the holders of Atec Common Stock. It also is entitled to receive dividends to the same extent and in the same amounts as Atec Common Stock. The Series K Stock is convertible into shares of Atec Common Stock, no sooner than one year after the closing of the acquisition, upon the happening of any of the following events (the "Triggering Events"): (i) Atec is deemed by AMEX to be in compliance with applicable listing standards; (ii) deemed by another exchange to be in compliance with its applicable listing standards in the event Atec's securities are listed on such exchange; or (iii) Atec is no longer listed on AMEX, the Nasdaq National Market or SmallCap Market, or the New York Stock Exchange. Upon the occurrence of any of the above Triggering Events, the Series K stock becomes convertible into an aggregate total number of shares of Atec Common Stock in accordance with a defined formula, which assumes the conversion of Atec Series A, B, C and J convertible Preferred Stock into Atec Common Stock. The Series A, B and C are voting securities. The net effect of the conversion feature, which has been deemed to be a contingent event, together with the shares of Atec Common Stock issued at closing, would be to issue to Interpharm stockholders, Atec Common Stock totaling approximately 80% of the total number of shares of Common Stock and voting convertible preferred stock, outstanding as of the date of the Triggering Event, after giving effect to the conversion, less shares of Common Stock which may be issued between the date of the closing of the acquisition and the date of the Triggering Event arising out of obligations which arose after the date of closing.

        PRO FORMA EARNINGS PER SHARE
        The Company adopted the provisions of SFAS No. 128, "Earnings Per Share". SFAS No. 128 requires the presentation of basic and diluted Earnings Per Share ("EPS"). Basic EPS includes no dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the potential dilution that could occur if potentially convertible securities were converted.

        For accounting purposes, the Company is the acquirer in the transaction and such transaction will be treated as a recapitalization of the Company. The total number of shares of Atec Common Stock outstanding at closing was 8,536,328, accordingly, Interpharm stockholders received 6,151,178 shares of Atec Common Stock and 2,050,393 shares of Series K stock. This share exchange has been given retroactive application in the pro forma earnings per share

                                                 INTERPHARM, INC. AND SUBSIDIARY

                            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                                                     (UNAUDITED)
--------------------------------------------------------------------------------



NOTE 7 - SUBSEQUENT EVENTS, continued

        PRO FORMA EARNINGS PER SHARE, continued
        calculation for all periods presented. Pursuant to SFAS No. 128 and EITF Topic D-95, the Company has used the two-class method to calculate the effect of the participating Series K preferred stock on the calculation of Basic EPS. The if-converted method has been used to calculate the effect of the participating Series K preferred stock on Diluted EPS. Pro forma Basic and Diluted EPS for the three months ended March 31, 2003 and 2002 is as follows:

                                                                    2003          2002
                                                                 ------------------------
     Numerator:
        Net income                                                $480,575      $371,489
        Net income attributable to preferred stockholders          120,143        92,872
                                                                  --------     ---------

     Numerator for pro forma basic EPS                             360,432       278,617

       Effect of dilutive securities:
        Net income attributable to preferred stockholders          120,143        92,872
                                                                  --------     ---------

     Numerator for pro forma diluted EPS                          $480,575      $371,489
                                                                  ========      ========

     Denominator:
        Denominator for basic EPS
          Weighted average shares outstanding                    6,151,178     6,151,178

       Effect of dilutive securities:
          Convertible Series K preferred stock                  28,443,887    28,443,887
                                                                ----------    ----------

     Denominator for pro forma diluted EPS                      34,595,065    34,595,065
                                                                ==========    ==========

     Pro forma basic EPS                                            $.06          $.05
     Pro forma diluted EPS                                          $.01          $.01


        TRANSFER OF SUBSIDIARY
        On June 6, 2003, the minority owner of the Company's 50% owned Subsidiary transferred its interest to the Company.

PRO FORMA FINANCIAL STATEMENTS


                       INTRODUCTION TO UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET


The following unaudited pro forma condensed consolidated balance sheet, as of March 31, 2003, is based on the historical financial statements of Interpharm Holdings, Inc. and Subsidiaries (f/k/a Atec Group, Inc.) ("Atec") and Interpharm, Inc. and Subsidiary ("Interpharm") and gives effect to the pro forma adjustments described herein as though the Management Buy-Out (as defined below) and the acquisition of Interpharm (as described below) had been consummated at March 31, 2003. The acquisition of Interpharm will be accounted for as a reverse merger in the form of a recapitalization of Interpharm. The pro forma statements of operations have not been provided since the pro forma statements of operations would be substantially identical to the historical statements of operations of Interpharm.

The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the notes thereto and with the historical financial statements of Atec, as filed in its annual report on Form 10-K/A for the year ended June 30, 2002 and in its quarterly report on Form 10-Q for the quarter ended March 31, 2003 and with the historical financial statements of Interpharm included elsewhere herein and filed as part of Atec's Definitive Proxy statement dated May 1, 2003. The unaudited pro forma condensed consolidated balance sheet is not necessarily indicative of the Company's consolidated financial position that would have been achieved had the Management Buy-Out and the acquisition been consummated at March 31, 2003.

On May 30, 2003, Atec completed a sale of its computer operations to Baar Group, Inc. ("Baar"). In consideration for the sale, Baar assumed substantially all the liabilities of Atec resulting in net proceeds of approximately $2,707,000 (the "Management Buy-Out"). The purchase price was payable by delivery of (a) a $1 million promissory note payable within 12 months, (b) a $750,000 promissory note payable over 36 months and (c) cash for the remainder of the purchase price. The principals of Baar consist of former directors, officers, employees and/or stockholders of Atec. The column labeled "Atec Group, Inc.- After Management Buy-Out" in the pro forma condensed consolidated balance sheet reflects the Atec financial position as if the Management Buy-Out were completed on March 31, 2003, prior to recording the affects of the Interpharm acquisition.


On the same day, Atec completed the previously announced acquisition of all of the capital stock of Interpharm, Inc. in exchange for Atec common stock and a new Series K Convertible Preferred Stock. Immediately following the exchange, Interpharm stockholders owned approximately 48% of Atec's total voting stock.

The pro forma adjustments reflect the transactions based on currently available information and certain estimates and assumptions as set forth in the notes to the unaudited pro forma condensed consolidated balance sheet. However, actual amounts may differ from the pro forma amounts.



                   INTERPHARM HOLDINGS, INC. AND SUBSIDIARIES
                             (f/k/a ATEC GROUP,INC.)
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2003
                                                                                                                    INTERPHARM
                                                                           ATEC GROUP, INC.                      HOLDINGS, INC.
                                                   ATEC GROUP, INC.      AND SUBSIDIARIES                        AND SUBSIDIARIES
                              ATEC GROUP, INC.    AND SUBSIDIARIES      After Management  INTERPHARM, INC.                Post
                             AND SUBSIDIARIES   Pro Forma Adjustments        Buy-out      AND SUBSIDIARY   Pro Forma   Acquisition
                                Historical        Debt        Credit        Pro Forma      Historical      Adjustments  Pro Forma
                                ----------        ----        ------        ---------      ----------      -----------  ---------

          A S S E T S

Current assets:
  Cash and cash equivalents   $  1,002,272  (1) $  956,580                   $ 1,958,852   $   218,697  (4) ($ 200,000) $ 1,977,549
  Note receivable-
     current portion                  --    (1)  1,250,000           --        1,250,000          --                      1,250,000
  Marketable securities,              --                                           --           41,328           --          41,328
  Accounts receivable, net       3,940,999            --   (2)  3,940,999          --        5,043,363           --       5,043,363
  Inventories                      481,344            --   (2)    481,344          --        3,293,917           --       3,293,917
  Deferred tax asset               401,493            --                   (3)   401,493        60,500  (6)    300,000      761,993
  Other current assets             807,725            --   (2)    807,725           --         116,978          --          116,978
                                                                     --             --            --            --             --
                              ------------      ----------   ------------    -----------   -----------      ----------  ------------
        Total current assets     6,633,833       2,206,580      5,230,068      3,610,345     8,774,783         100,000   12,485,128

Property and equipment, net        188,140            --   (2)    176,140         12,000     3,392,113           --       3,404,113

Note receivable -
    noncurrent portion                --    (1)    500,000           --          500,000          --            --          500,000
Other assets                        74,368            --   (2)     39,368         35,000        11,379          --           46,379
Deferred acquisition costs            --                                                       103,564  (4)  ( 103,564)        --
Deferred tax asset                    --              --             --             --            --    (6)  1,000,000    1,000,000
                              ------------      ----------   ------------    -----------   -----------      ----------  ------------

                              $  6,896,341      $2,706,580   $  5,445,576     $4,157,345   $12,281,839      $  996,436  $17,435,620
                              ============      ==========   ============     ==========   ===========      ==========  ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Revolving lines of credit   $    520,543  (2) $  520,543           --      $      --     $ 2,064,793          --      $ 2,064,793
  Accounts payable and
     accrued expenses            1,712,194  (2)  1,712,194           --             --       3,543,632          --        3,543,632
  Current maturities of
     bank notes payable               --              --             --             --         237,482          --          237,482
  Due to related party                --              --             --             --         345,563          --          345,563
  Other current liabilities        381,931  (2)    352,396           --           29,535          --            --           29,535
                              ------------      ----------   ------------    -----------   -----------      ----------  ------------
        Total current
          liabilities            2,614,668       2,585,133           --           29,535     6,191,470          --        6,221,005
                              ------------      ----------   ------------    -----------   -----------      ----------  ------------

Other liabilities:
  Bank notes payable,
     less current maturities          --              --             --             --         289,317          --          289,317
  Due to related party                --              --             --             --       3,000,000          --        3,000,000
                              ------------      ----------   ------------    -----------   -----------      ----------  ------------
        Total other
          liabilities                 --              --             --             --       3,289,317          --        3,289,317
                              ------------      ----------   ------------    -----------   -----------      ----------  ------------

        TOTAL LIABILITIES        2,614,668       2,585,133           --           29,535     9,480,787          --        9,510,322
                              ------------      ----------   ------------    -----------   -----------      ----------  ------------

Stockholders' equity:
  Preferred stock                  806,913            --             --          806,913          --    (4)     20,504      827,417
  Common stock -
     ATEC Group, Inc.               86,502            --             --           86,502          --    (4)     61,512      148,014
  Common stock -
     Interpharm, Inc.                 --              --             --             --           4,000  (4)     (4,000)        --
  Additional paid-in capital    12,370,863            --             --       12,370,863     2,366,000  (4)   (381,580)   8,033,687
                                                                                                        (5) (7,621,596)
                                                                                                        (6)  1,300,000
  Discount on preferred
     stock                        (717,005)           --             --         (717,005)         --            --         (717,005)
  Accumulated other
     comprehensive loss               --              --             --             --           4,445          --            4,445
  Retained earnings
      (accumulated deficit)     (7,467,733) (2)    153,863           --       (7,621,596)      426,607  (5)  7,621,596      426,607
                              ------------      ----------   ------------    -----------   -----------      ----------  ------------
                                 5,079,540         153,863           --        4,925,677     2,801,052         996,436    8,723,165
  Less:  Treasury stock
     at cost                      (797,867)           --             --         (797,867)         --            --         (797,867)
                              ------------      ----------   ------------    -----------   -----------      ----------  ------------
        Total stockholders'
          equity                 4,281,673         153,863           --        4,127,810     2,801,052         996,436    7,925,298
                              ------------      ----------   ------------    -----------   -----------      ----------  ------------
                              $  6,896,341      $2,738,996   $       --      $ 4,157,345   $12,281,839      $  996,436  $17,435,620
                              ============      ==========   ============     ==========   ===========      ==========  ============


INTERPHARM HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA BALANCE SHEET ADJUSTMENTS
March 31, 2003
(Unaudited)

(1) Record net proceeds, of $2,706,580 from the sale of the existing business and various assets and assumption of various liabilities of the Atec Group, Inc. ("Atec") as follows:

                      Cash                            $    956,580
                      Notes receivable                   1,750,000
                                                      ------------

                                                      $  2,706,580
                                                      ============

        Pursuant to the terms of the Asset Purchase Agreement between Baar Group, Inc. and Atec Group, Inc., Baar Group, Inc. acquired substantially all of the assets and assumed substantially all of the liabilities of Atec for a net purchase price of $2,706,580. The pro forma adjustments are calculated as of March 31, 2003. The actual purchase price may vary. The notes receivable will consist of two interest-bearing notes: a $1,000,000 note which is payable over 12 months, and a $750,000 note which is payable over 36 months. Accordingly, $1,250,000, of the notes receivable, is classified as current and $500,000 is classified as long-term. The notes are secured by the assets of Baar Group, Inc. and are personally guaranteed by three of the four shareholders of Baar Group. Subsequent to the closing of the transaction, in July 2003, Approximately $1,100,000 of the notes receivable from Baar Group, Inc. was repaid.


(2) Eliminate assets, liabilities and record a net loss on sale of the computer division:

                      Accounts Receivable             $  3,940,999
                      Inventories                          481,344
                      Other Current Assets                 807,725
                      Property and Equipment               176,140
                      Other Assets- non-current             39,368
                      Revolving Line of Credit            (520,543)
                      Accounts Payable and
                       Accrued expenses                 (1,712,194)
                      Other Current Liabilities           (352,396)
                      Accumulated deficit                 (153,863)
                                                      ------------
                                                      $  2,706,580
                                                      ============


(3) The deferred tax asset of Atec, amounting to $401,493, will be retained and available to reduce current taxes in future periods.

(4) Record the acquisition of Interpharm by Atec based upon the following assumptions:

           a. The acquisition transaction is based upon the total number of common shares (8,536,328) of Atec outstanding at the closing.

           b. The shareholders of Interpharm will own approximately 48% of the voting securities of Atec immediately after the transaction is consummated.

           c. Atec will issue common shares, and a newly created Series K preferred stock, $.01 par value, in a 75/25 ratio to effectuate the transaction.

           d. Atec issued 6,151,178 of common shares and 2,050,393 Series K preferred shares in exchange for all of the outstanding common shares (4,000,000) of Interpharm.


           e. Interpharm will reclass $103,564 of deferred costs associated with the acquisition and will incur an additional estimated $200,000 of costs associated with the acquisition transaction, including a $100,000 finders fee and an estimated $100,000 in professional fees.

           f. The following pro forma journal entry #4 reflects items 4(d) and 4(e) above:

           Additional paid-capital                             $    381,580
           Common stock - Interpharm
               (elimination of Interpharm common stock)        $      4,000

           Common stock - Atec
               (6,151,178 shares at $.01 par value)            $     61,512
           Preferred stock - Atec
               (2,050,393 shares at $.01 par value)            $     20,504
           Cash (costs associated with transaction)            $    200,000
           Deferred acquisition costs                          $    103,564

(5) For accounting purposes, the acquisition transaction is being treated as a reverse acquisition in the form of a recapitalization of Interpharm. Interpharm is the accounting acquirer and Atec is the target. The following pro forma journal entry reflects the elimination of Atec's accumulated deficit, after the management buy-out, pursuant to that accounting treatment.

         Additional paid-in capital                                $  7,621,596

                Accumulated deficit                                $  7,621,596

(6) To adjust the deferred tax assets to the amount estimated to be realized by Interpharm after the acquisition.

         Deferred Tax Asset - short term                           $    300,000
         Deferred Tax Asset - long term                               1,000,000
                 Additional paid-in capital                        $  1,300,000

UNAUDITED PRO FORMA EARNINGS PER SHARE DATA
-------------------------------------------

Introduction
-------------
At May 30, 2003, Atec had the following capital structure:

o    8,536,328 shares of common stock outstanding.

o 395,094 shares of Series A, B, C and J Preferred stock which are convertible into 112,438 shares of common stock.

o    Options to purchase 5,149,158 shares of Atec common stock.

The number of shares of Atec Common Stock and Series K Stock issuable to the Interpharm shareholders is determined based upon the number of shares of Atec common and preferred stock outstanding as of the date of closing. The number of Common Stock shares issuable pursuant to the conversion provisions of the Series K Stock is variable.

The following table sets forth the computation of pro forma basic and diluted EPS for the three months ended March 31, 2003 giving effect to the acquisition of Interpharm by Atec as if the transaction (including the Management Buy-Out) occurred on January 1, 2003.



                                          Interpharm, Inc.  Atec Group, Inc.    Pro Forma
                                              2003 (1)            2003         Adjustments         Pro Forma
                                            ------------     ------------     ------------       ------------
Numerator:
 Net income                                 $    480,575     $         --     $         --       $    480,575
 Net income attributable to Series K
  preferred stockholders                         120,143               --          (60,071)(2)         60,072
                                            ------------     ------------     ------------       ------------

Numerator for pro forma basic EPS                360,432               --           60,071            420,503

 Effect of dilutive securities:
 Net income attributable to Series K
  preferred Stockholders                         120,143               --          (60,071)(2)         60,072
                                            ------------     ------------     ------------       ------------

Numerator for pro forma diluted EPS         $    480,575     $         --     $         --       $    480,575
                                            ============     ============     ============       ============
Denominator:
  Denominator for pro forma basic EPS
   Weighted average shares outstanding         6,151,178        8,536,328          335,000 (3)     15,022,506

                                            ------------     ------------     ------------       ------------
  Total Denominator for basic EPS              6,151,178        8,536,328          335,000         15,022,506
                                            ------------     ------------     ------------       ------------
  Effect of dilutive securities:
     Series A convertible preferred stock             --            1,526                               1,526
     Series B convertible preferred stock             --              292                                 292
     Series C convertible preferred stock             --            5,620                               5,620
     Series J convertible preferred stock             --          105,000                             105,000
     Series K convertible preferred stock     28,443,887               --        4,708,020(4)      33,151,907
     Options - treasury stock method                  --          842,005               --            842,005
                                            ------------     ------------     ------------       ------------
      Total common stock equivalents          28,443,887          954,443        4,708,020         34,106,350
                                            ------------     ------------     ------------       ------------

  Denominator for pro forma diluted EPS       34,595,065        9,490,771        5,043,020         49,128,856
                                            ============     ============     ============       ============

Pro forma basic EPS                         $       0.06                                         $       0.03
                                            ============                                         ============

Pro forma diluted EPS                       $       0.01                                         $       0.01
                                            ============                                         ============

      FOOTNOTES
(1)  Retroactive effect to the recapitalization of Interpharm.

(2) The net income attributable to the Series K Preferred Stock will be reduced from 25% to 12.25% due to the fact that such shares will be entitled to 25% of 49% of the total income, based upon the ownership of the total shares of stock outstanding of the combined entity after the transaction is consummated.

(3) Additional shares to be issued related to costs associated with the acquisition transaction.

(4) Gives effect to increase in the number of common shares issuable to Series K holders assuming 335,000 shares were issued (see note 3) and 842,005 options were exercised prior to the Trigger Event.


ITEM 7(c)   EXHIBITS


EXHIBIT NO.  DESCRIPTION.
-----------  -----------

2.1 Capital Stock Exchange Agreement, among ATEC, Interpharm, Raj Sutaria, Mona Rametra, Ravi Sutaria, and Perry Sutaria, dated November 25, 2002. (1)

2.2 Asset Purchase Agreement between ATEC and Baar Group, Inc., dated November 25, 2002. (2)

2.3 Amendment to the Capital Stock Exchange Agreement among ATEC, Interpharm, Raj Sutaria, Mona Rametra, Ravi Sutaria, and Perry Sutaria, dated February 4, 2003. (2)

16.1 June 9, 2003, letter from Interpharm Holdings, Inc. to Weinick Sanders Leventhal & Co., LLP regarding a change in its certifying accountant. (3)

16.2 June 11, 2003, letter from Weinick Sanders Leventhal & Co., LLP regarding Interpharm Holdings, Inc.'s change in certifying accountant. (3)

99.1         Press release of ATEC Group, Inc., dated May 30, 2003. (3)

(1)          Incorporated by reference to the Company's Form 8-K dated November
             26, 2002.

(2) Incorporated by reference to the Company's Definitive Proxy Materials filed with the SEC on May 2, 2003.

(3) Incorporated by reference to the Company's Form 8-K filed with the SEC on June 16, 2003.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 INTERPHARM HOLDINGS, INC.
August 8, 2003                                By: /S/ DR. MAGANLAL K. SUTARIA
                                                 ------------------------------
                                                      Dr. Maganlal K. Sutaria
                                                       Chief Executive Officer